Exhibit 17

Brookfield Responds to Letter Sent to GGP Board

Toronto, Ontario, August 23, 2012 – Brookfield Asset Management Inc. (TSX:BAM.A) (NYSE:BAM) (EURONEXT:BAMA) notes a Schedule 13D filing with the SEC made today by Pershing Square which references a letter sent by it to the Board of Directors of General Growth Properties, Inc. (“GGP”).

In response, Brookfield makes the following statements:

Brookfield is not taking any steps to acquire GGP nor is it having any discussions with third parties in that regard.

Brookfield has no interest in selling its stake in GGP. We are 100% supportive of the current management team of GGP and believe that GGP’s business plan has and will continue to create significant long term value for all stakeholders. When Brookfield was chosen as an investor in GGP, it was explicitly on the basis that we were a long term investor. We have invested considerable capital, time and attention to support management and the Board as they enhance the value of GGP for all concerned. The results to date bear testimony to their success.

Over the past 12 months, at the request of Pershing Square, Brookfield considered and discussed a variety of possible transactions which would facilitate Pershing Square’s desire to maximize the value of and create liquidity for its interest in GGP. These discussions are not continuing.

Brookfield has fully complied with all of the agreements put in place at the time of the recapitalization of GGP. All shares of GGP which we acquired are in accordance with those agreements and are a demonstration of our faith in the future of GGP. We own approximately 40% of GGP (on a fully diluted basis) with a value of over $8 billion. Brookfield is a proud shareholder of GGP and we intend to remain so over the long term.

Brookfield Asset Management Inc. is a global alternative asset manager with over $150 billion in assets under management. The company has over a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. It has a range of public and private investment products and services, which leverage its expertise and experience and provide Brookfield with a competitive advantage in the markets where it operates. Brookfield is co-listed on the New York and Toronto Stock Exchanges under the symbol BAM and BAM.A, respectively, and on NYSE Euronext under the symbol BAMA. For more information, please visit our website at www.brookfield.com.

For more information, please visit our web site at www.brookfield.com or contact:

Media:	Investors:
Andrew Willis	Katherine Vyse
SVP, Communications & Media	SVP Investor Relations
Tel: (416) 369-8236	Tel: (416) 369-8246
Fax: (416) 363-2856	Fax: (416) 363-2856
Email: andrew.willis@brookfield.com	Email: katherine.vyse@brookfield.com

Forward-Looking Statements

Note: This news release contains forward-looking information within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and in any applicable Canadian securities regulations. The words “seek,” “believe,” “create,” “enhance,” “faith,” “will” and “intends” and derivations thereof and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Forward-looking statements in this news release also include statements in regards to Brookfield’s current and future intentions with respect to its investment in GGP. Although Brookfield believes that such forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information, as such statements and information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Brookfield or GGP to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: economic and financial conditions in the U.S. markets in which GGP does business and in the global markets in which Brookfield does business; the behaviour of financial markets, including fluctuations in interest and exchange rates; availability of equity and debt financing; and other risks and factors detailed from time to time in Brookfield’s form 40-F filed with the Securities and Exchange Commission as well as other documents filed by Brookfield with the securities regulators in Canada and the United States including the company’s most recent Management’s Discussion and Analysis of Financial Results under the heading “Business Environment and Risks.”

We caution that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to Brookfield, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, the company undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise.